Exhibit 99.2

Harry Sloan and Jeff Sagansky launch Global Eagle Acquisition Corp. with Completion of $190 Million Nasdaq IPO

Largest US SPAC in over three years

LOS ANGELES, CA, May 18, 2011 – Global Eagle Acquisition Corp. (Nasdaq: EAGLU), a special purpose acquisition company (SPAC) led by media executives Harry Sloan and Jeff Sagansky, today announced the closing of its initial public offering in which it raised approximately $190 Million.  The Global Eagle IPO is the largest raise by a SPAC based in the United States in over three years.

Global Eagle’s purpose is to take advantage of the substantial deal sourcing, investing and operating expertise of its management team to identify and acquire media or entertainment businesses with high growth potential in the United States or internationally.

Global Eagle was formed to complete an acquisition using its cash, debt or securities. There is no limitation on its ability to raise additional funds in connection with its acquisition.  As a result, Global Eagle may acquire a target whose enterprise value is a significant multiple of the amount of cash it has raised.

Global Eagle’s offering was oversubscribed.  Global Eagle initially sought $175 Million, but due to demand, sold 18,992,500 units, at $10 per unit, or approximately $190 Million.  Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share.

Citi acted as sole book-running manager for the offering and Deutsche Bank Securities and Macquarie Capital acted as co-managers.  McDermott Will & Emery LLP acted as legal counsel to Global Eagle, and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to the underwriters.

“Jeff and I are encouraged by the strong demand for our stock, and are excited to embark on the global search for a dynamic business to acquire for Global Eagle,” said Mr. Sloan.  “We believe that our substantial experience in acquiring and managing media companies, combined with Global Eagle’s flexible public company structure, will facilitate a large and attractive acquisition.”

Mr. Sloan has built, headed and successfully sold two successful publicly traded media companies.  He was the founder of SBS Broadcasting, S.A., a leading European media company, which he started in 1990 with a personal investment of $5 Million and sold to private investors in 2005 for $2.5 Billion.  Mr. Sloan led a group that originally purchased New World in 1983 for $2 Million.  He led a number of transactions while at New World, including New World’s initial public offering in 1985, its acquisition of Marvel Entertainment Group, Inc., in 1986, and New World’s sale to private investors in 1989 for $260 Million.

Mr. Sagansky brings 30 years of senior executive and investor experience in the media and entertainment industry.  Most notably, Mr. Sagansky served as president of CBS Entertainment from 1990 to 1994 and engineered CBS’s ratings rise from third to first place in 18 months.  After that, he held executive positions at Sony including co-President of Sony Pictures Entertainment, where he built and grew businesses throughout Asia and other emerging markets.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 12, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

This offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering has been be filed with the Securities and Exchange Commission and can be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Tel: 800 831-9146 or e-mail: batprospectusdept@citi.com).

Information Concerning Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Global Eagle expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by Global Eagle in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Global Eagle’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Global Eagle; changes in laws or regulations; and other factors, many of which are beyond the control of Global Eagle. Information concerning these and other factors can be found in Global Eagle’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Global Eagle will be realized, or even if realized, that they will have the expected consequences to or effects on Global Eagle, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

MEDIA CONTACT:

Jeff Pryor
Priority PR
e. jeff@prioritypr.net
m. 310-500-7844